TERMINATION AGREEMENT

This TERMINATION AGREEMENT is made and entered into on September 18, 2009, by and among National Automation Services, Inc. (the “Purchaser”), a Nevada corporation, Control Engineering, Inc. (the “Company”), a Delaware corporation, David Lautner and Carlos Carrillo, each an individual in his capacity as a shareholder of Company, (collectively, “Sellers”).

RECITALS

WHEREAS, the parties entered into an Amended and Restated Stock Purchase Agreement as of June 30, 2009 pursuant to which Sellers agreed to sell to Purchaser, and Purchaser agreed to purchase from Sellers, all of the issued and outstanding capital stock of the Company, upon the terms and conditions set forth therein (the “Acquisition”); and

WHEREAS, the respective parties mutually desire to terminate the Stock Purchase Agreement and the Acquisition.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

Termination.  The Stock Purchase Agreement and the proposed Acquisition are hereby terminated, it being agreed that the Sellers shall have no liability to the Purchaser, and the Purchaser shall have no liability to the Sellers or the Company, of any nature or description whatsoever arising out of or as a result of such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the date first above written.

/s/ David Lautner

David Lautner

/s/ Carlos Carrillo

Carlos Carrillo

CONTROL ENGINEERING, INC.

By:

       Name:

       Title:    Chief Executive Officer

NATIONAL AUTOMATION SERVICES, INC.

By: /s/ Robert W. Chance

Name:  Robert W. Chance

Title:    Chief Executive Officer